Filed Pursuant to Rule 424(b)(3)

Registration No. 333-159964

Prospectus Supplement No. 4

(to Prospectus dated January 24, 2012)

5,800,000 SHARES

CURRENCYSHARES® SWEDISH KRONA TRUST

This Prospectus Supplement No. 4 amends and supplements our prospectus dated January 24, 2012 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus, Prospectus Supplement No. 1 dated March 12, 2012, Prospectus Supplement No. 2 dated March 20, 2012 and Prospectus Supplement No. 3 dated March 30, 2012.

This Prospectus Supplement No. 4 includes the attached Quarterly Report on Form 10-Q for the quarter ended April 30, 2012 filed by us with the Securities and Exchange Commission.

The Prospectus remains unchanged in all other respects.

The date of this Prospectus Supplement is June 11, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended April 30, 2012

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from          to

Commission File Number 001-32908

CurrencyShares® Swedish Krona Trust

Sponsored by Guggenheim Specialized Products, LLC,

(Exact name of registrant as specified in its charter)

New York	No. 56-6666926
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

805 King Farm Boulevard, Suite 600
Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

(301) 296-5100

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (d232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):    Large accelerated filer  ☐    Accelerated filer  ☒    Non-accelerated filer   ☐    Smaller reporting company  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

CURRENCYSHARES® SWEDISH KRONA TRUST

INDEX

Caption	Page

PART I FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

Statements of Financial Condition at April 30, 2012 and October 31, 2011	2

Statements of Income and Comprehensive Income for the three months ended April 30, 2012, the three months ended April 30, 2011, the six months ended April 30, 2012 and the six months ended April 30, 2011	3

Statements of Changes in Shareholders’ Equity for the six months ended April 30, 2012 and the year ended October 31, 2011	4

Statements of Cash Flows for the six months ended April 30, 2012 and the six months ended April 30, 2011	5

Notes to Financial Statements	6

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	10

Item 3. Quantitative and Qualitative Disclosures about Market Risk	14

Item 4. Controls and Procedures	14

Part II OTHER INFORMATION

Item 1. Legal Proceedings	15

Item 1A. Risk Factors	15

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds	15

Item 3. Defaults Upon Senior Securities	15

Item 4. (Removed and Reserved)	15

Item 5. Other Information	15

Item 6. Exhibits	16

SIGNATURES	17

PART I – FINANCIAL INFORMATION

Item 1.	Financial Statements

CurrencyShares® Swedish Krona Trust

Statements of Financial Condition

	April 30, 2012 (Unaudited)	October 31, 2011
Assets
Current Assets:
Swedish Krona deposits, interest bearing	$73,990,546	$92,321,060
Swedish Krona deposits, non-interest bearing	—	—
Receivable from accrued interest	79,976	174,021

Total Current Assets	$74,070,522	$92,495,081

Liabilities, Redeemable Capital Shares and Shareholders’ Equity
Current Liabilities:
Sweish Krona deposits, non-interest bearing, overdrawn	$—	$22,755
Accrued Sponsor’s fee	24,270	37,292

Total Current Liabilities	24,270	60,047

Commitments and Contingent Liabilities (note 8)	—	—
Redeemable Capital Shares, at redemption value, no par value, 7,500,000 authorized – 500,000 and 600,000 issued and outstanding, respectively	74,046,252	92,435,034
Shareholders’ Equity:
Retained Earnings	—	—
Cumulative Translation Adjustment	—	—

Total Liabilities, Redeemable Capital Shares and Shareholders’ Equity	$74,070,522	$92,495,081

See Notes to Financial Statements.

CurrencyShares® Swedish Krona Trust

Statements of Income and Comprehensive Income

(Unaudited)

	Three months ended	Three months ended	Six months ended	Six months ended
	April 30, 2012	April 30, 2011	April 30, 2012	April 30, 2011
Income
Interest Income	$260,717	$323,392	$648,687	$457,146

Total Income	260,717	323,392	648,687	457,146

Expenses
Sponsor’s fee	(75,208)	(86,905)	$(162,014)	(141,476)

Total Expenses	(75,208)	(86,905)	(162,014)	(141,476)
Net Income	$185,509	$236,487	$486,673	$315,670

Other Comprehensive (Loss)/ Income:
Currency translation adjustment	(327)	11,728	85	16,097

Total Comprehensive Income	$185,182	$248,215	$486,758	$331,767

Basic and Diluted Earnings per Share	$0.36	$0.40	$0.88	$0.67
Weighted-average Shares Outstanding	512,778	584,831	550,549	473,757
Cash Dividends per Share	$0.41	$0.31	$0.96	$0.51

See Notes to Financial Statements.

CurrencyShares® Swedish Krona Trust

Statements of Changes in Shareholders’ Equity

	Six months ended
	April 30, 2012	Year ended
	(Unaudited)	October 31, 2011
Retained Earnings, Beginning of Period	$—	$—
Net Income	486,673	1,210,990
Distributions Paid	(530,873)	(1,118,767)
Adjustment of redeemable capital shares to redemption value	44,200	(92,223)

Retained Earnings, End of Period	$—	$—

Cumulative Translation Adjustment, Beginning of Period	$—	$—
Currency translation adjustment	85	23,878
Adjustment of redeemable capital shares to redemption value	(85)	(23,878)

Cumulative Translation Adjustment, End of Period	$—	$—

See Notes to Financial Statements.

CurrencyShares® Swedish Krona Trust

Statements of Cash Flows

(Unaudited)

	Six months ended	Six months ended
	April 30, 2012	April 30, 2011
Cash flows from operating activities
Cash received for accrued income	$736,478	$364,068
Cash paid for expenses	(173,614)	(128,781)

Net cash provided by operating activities	562,864	235,287

Cash flows from financing activities
Cash received to purchase redeemable shares	—	60,689,453
Cash paid to redeem redeemable shares	(14,715,723)	(7,584,378)
Cash paid for distributions	(530,873)	(238,960)

Net cash (used in)/provided by financing activities	(15,246,596)	52,866,115

Adjustment to period cash flows due to currency movement	(3,624,027)	11,357,770

(Decrease)/increase in cash	(18,307,759)	64,459,172
Cash at beginning of period	92,298,305	59,357,089

Cash at end of period	$73,990,546	$123,816,261

Reconciliation of net income to net cash provided by operating activities

Net Income	$486,673	$315,670
Adjustments to reconcile net income to net cash provided by operating activities:
Receivable from accrued interest	(79,976)	(132,162)
Prior period receivable from accrued interest	174,021	34,497
Currency translation adjustment	(4,832)	2,519
Accrued sponsor fee	24,270	34,930
Prior period accrued sponsor fee	(37,292)	(20,167)

Net cash provided by operating activities	$562,864	$235,287

See Notes to Financial Statements.

CurrencyShares® Swedish Krona Trust

Notes to Financial Statements

(Unaudited)

1.	Organization and Description of the Trust

The CurrencyShares® Swedish Krona Trust (the “Trust”) was formed under the laws of the State of New York on June 8, 2006 when Guggenheim Specialized Products, LLC (formerly known as Rydex Specialized Products LLC) d/b/a “Guggenheim Investments” (the “Sponsor”) deposited 1,000 Swedish Kronor in the Trust’s primary deposit account held by JPMorgan Chase Bank, N.A., London Branch (the “Depository”). The Sponsor is a Delaware limited liability company whose sole member is Security Investors, LLC (also d/b/a “Guggenheim Investments”). The Sponsor is responsible for, among other things, overseeing the performance of The Bank of New York Mellon (the “Trustee”) and the Trust’s principal service providers, including the preparation of financial statements. The Trustee is responsible for the day-to-day administration of the Trust.

The investment objective of the Trust is for the Trust’s shares (the “Shares”) to reflect the price of the Swedish Krona plus accrued interest less the Trust’s expenses and liabilities. The Shares are intended to provide investors with a simple, cost-effective means of gaining investment benefits similar to those of holding Swedish Kronor. The Trust’s assets primarily consist of Swedish Kronor on demand deposit in two deposit accounts maintained by the Depository: a primary deposit account which may earn interest and a secondary deposit account which does not earn interest. The secondary deposit account is used to account for any interest that may be received and paid out on creations and redemptions of blocks of 50,000 Shares (“Baskets”). The secondary account is also used to account for interest earned, if any, on the primary deposit account, pay Trust expenses and distribute any excess interest to holders of Shares (“Shareholders”) on a monthly basis.

The accompanying unaudited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions for Form 10-Q. In the opinion of management, all material adjustments, consisting only of normal recurring adjustments, considered necessary for a fair statement of the interim period financial statements have been made. Interim period results are not necessarily indicative of results for a full-year period. These financial statements and the notes thereto should be read in conjunction with the Trust’s financial statements included in the Form 10-K as filed on January 13, 2012.

2.	Significant Accounting Policies

A.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets, liabilities and disclosures of contingent liabilities at the date of the financial statements, the reported amounts of revenue and expenses during the period and the evaluation of subsequent events through the issuance date of the financial statements. Actual results could differ from those estimates.

B.	Foreign Currency Translation

The Trustee calculates the Trust’s net asset value (“NAV”) each business day, as described in Note 4. Swedish Krona deposits (cash) are translated for NAV calculation purposes at the Closing Spot Rate, which is the Swedish Krona/USD exchange rate as determined by The World Markets Company PLC, a State Street business, at 4:00 PM (London fixing) on each day that NYSE Arca is open for regular trading.

The functional currency of the Trust is the Swedish Krona in accordance with generally accepted accounting standards. For financial statement reporting purposes, the U.S. Dollar is the reporting currency. As a result, the financial records of the Trust are translated from Swedish Kronor to USD. The Closing Spot Rate on the last day of the period is used for translation in the statements of financial condition. The average Closing Spot Rate for the period is used for translation in the statements of income and comprehensive income and the statements of cash flows. Any currency translation adjustment is included in comprehensive income.

C.	Federal Income Taxes

The Trust is treated as a “grantor trust” for federal income tax purposes and, therefore, no provision for federal income taxes is required. Interest, gains and losses are passed through to the Shareholders.

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro-rata share of the assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro-rata portion of the Trust’s income, if any, and as if they directly incurred their respective pro-rata portion of the Trust’s expenses. The acquisition of Shares by a U.S. Shareholder as part of a creation of a Basket will not be a taxable event to the Shareholder.

The Sponsor’s fee accrues daily and is payable monthly. For U.S. federal income tax purposes, an accrual-basis U.S. Shareholder generally will be required to take into account as an expense its allocable portion of the USD-equivalent of the amount of the Sponsor’s fee that is accrued on each day, with such USD-equivalent being determined by the currency exchange rate that is in effect on the respective day. To the extent that the currency exchange rate on the date of payment of the accrued amount of the Sponsor’s fee differs from the currency exchange rate in effect on the day of accrual, the U.S. Shareholder will recognize a currency gain or loss for U.S. federal income tax purposes.

The Trust does not expect to generate taxable income except for interest income (if any) and gain (if any) upon the sale of Swedish Kronor. A non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of Swedish Kronor by the Trust, unless: (1) the non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the non-U.S. Shareholder of a trade or business in the United States.

A non-U.S. Shareholder’s portion of any interest income earned by the Trust generally will not be subject to U.S. federal income tax unless the Shares owned by such non-U.S. Shareholder are effectively connected with the conduct by the non-U.S. Shareholder of a trade or business in the United States.

D.	Revenue Recognition

Interest on the primary deposit account, if any, accrues daily as earned and is received on a monthly basis.

E.	Dividends

To the extent that the interest earned by the Trust exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, the Trust will distribute, as a dividend (herein referred to as dividends or distributions), the excess interest earned in Swedish Kronor effective on the first business day of the subsequent month. The Trustee will direct that the excess Swedish Kronor be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro-rata basis (in accordance with the number of Shares that they own). An income distribution of $0.11141 per share with an ex-dividend date of May 1, 2012 was paid on May 8, 2012.

3.	Swedish Krona Deposits

Swedish Krona principal deposits are held in a Swedish Krona-denominated, interest-bearing demand account. For the six months ended April 30, 2012, there were no Swedish Krona principal deposits and there were Swedish Krona principal redemptions of 99,492,868, resulting in an ending Swedish Krona principal balance of 497,464,341. This equates to 73,990,546 USD. For the year ended October 31, 2011, there were Swedish Krona principal deposits of 795,942,946 and Swedish Krona principal redemptions of 596,957,210, resulting in an ending Swedish Krona principal balance of 596,957,209. This equates to 92,321,060 USD.

Net interest, if any, associated with creation and redemption activity is held in a Swedish Krona-denominated non-interest-bearing account, and any balance is distributed in full as part of the monthly income distributions, if any.

4.	Redeemable Capital Shares

Shares are classified as “redeemable” for financial statement purposes, since they are subject to redemption. Shares are issued and redeemed continuously in Baskets in exchange for Swedish Kronor. Individual investors cannot purchase or redeem Shares in direct transactions with the Trust. Only Authorized Participants (as defined below)

may place orders to create and redeem Baskets. An Authorized Participant is a Depository Trust Company (“DTC”) participant that is a registered broker-dealer or other institution eligible to settle securities transactions through the book-entry facilities of DTC and which has entered into a contractual arrangement with the Trust and the Sponsor governing, among other matters, the creation and redemption process. Authorized Participants may redeem their Shares at any time in Baskets.

Due to expected continuing creations and redemptions of Baskets and the three-day period for settlement of each creation or redemption, the Trust reflects Shares created as a receivable. Shares redeemed are reflected as a liability on the trade date. Outstanding Shares are reflected at a redemption value, which is the NAV per Share at the period end date. Adjustments to redeemable capital Shares at redemption value are recorded against retained earnings or, in the absence of retained earnings, by charges against the cumulative translation adjustment.

Activity in redeemable capital Shares is as follows:

	Six months ended April 30, 2012 (Unaudited)		Year ended October 31, 2011
	Shares	U.S. Dollar Amount	Shares	U.S. Dollar Amount
Opening balance	600,000	$92,435,034	400,000	$59,371,419
Shares issued	—	—	800,000	122,518,517
Shares redeemed	(100,000)	(14,715,723)	(600,000)	(91,889,058)
Adjustment to period Shares due to currency movement and other	—	(3,673,059)	—	2,434,156

Ending balance	500,000	$74,046,252	600,000	$92,435,034

The Trustee calculates the Trust’s NAV each business day. To calculate the NAV, the Trustee subtracts the Sponsor’s accrued fee through the previous day from the Swedish Kronor held by the Trust (including all unpaid interest accrued through the preceding day) and calculates the value of the Swedish Kronor in USD based upon the Closing Spot Rate. If, on a particular evaluation day, the Closing Spot Rate has not been determined and announced by 6:00 PM (London time), then the most recent Closing Spot Rate will be used to determine the NAV of the Trust unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for the valuation. If the Trustee and the Sponsor determine that the most recent Closing Spot Rate is not an appropriate basis for valuation of the Trust’s Swedish Kronor, they will determine an alternative basis for the valuation. The Trustee also determines the NAV per Share, which equals the NAV of the Trust, divided by the number of outstanding Shares. Shares deliverable under a purchase order are considered outstanding for purposes of determining NAV per Share; Shares deliverable under a redemption order are not considered outstanding for this purpose.

5.	Sponsor’s Fee

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Swedish Kronor in the Trust (including all unpaid interest but excluding unpaid fees, each as accrued through the immediately preceding day) and is paid monthly.

The Sponsor assumes and pays the following administrative and marketing expenses incurred by the Trust: the Trustee’s monthly fee, NYSE Arca listing fees, SEC registration fees, typical maintenance and transaction fees of the Depository, printing and mailing costs, audit fees and expenses, up to $100,000 per year in legal fees and expenses, and applicable license fees.

In certain exceptional cases the Trust will pay for some expenses in addition to the Sponsor’s fee. These exceptions include expenses not assumed by the Sponsor (i.e., expenses other than those identified in the preceding paragraph), taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement, and legal expenses in excess of $100,000 per year.

6.	Related Parties

The Sponsor is a related party of the Trust. The Sponsor oversees the performance of the Trustee and the Trust’s principal service providers, including the preparation of financial statements, but does not exercise day-to-day oversight over the Trustee or the Trust’s service providers.

7.	Concentration Risk

All of the Trust’s assets are Swedish Kronor, which creates a concentration risk associated with fluctuations in the price of the Swedish Krona. Accordingly, a decline in the Swedish Krona to USD exchange rate will have an adverse effect on the value of the Shares. Factors that may have the effect of causing a decline in the price of the Swedish Krona include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, investment and trading activities of institutions and global or regional political, economic or financial events and situations. Substantial sales of Swedish Kronor by the official sector (central banks, other governmental agencies and related institutions that buy, sell and hold Swedish Kronor as part of their reserve assets) could adversely affect an investment in the Shares.

All of the Trust’s Swedish Kronor are held by the Depository. Accordingly, a risk associated with the concentration of the Trust’s assets in accounts held by a single financial institution exists and increases the potential for loss by the Trust and the Shareholders in the event that the Depository becomes insolvent.

8.	Commitments and Contingencies

Under the Trust’s organizational documents, the Sponsor is indemnified against any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. The Trust’s maximum exposure under this arrangement is unknown, as this would involve future claims that may be made against the Trust that have not yet occurred.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Statement Regarding Forward-Looking Information

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “outlook” and “estimate” and other similar words. Forward-looking statements are based upon our current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. Various factors may cause our actual results to differ materially from those expressed in our forward-looking statements. These factors include fluctuations in the price of the Mexican Peso, as the value of the Shares relates directly to the value of the Mexican Pesos held by the Trust and price fluctuations could materially adversely affect an investment in the Shares. Readers are urged to review the “Risk Factors” section contained in the Trust’s most recent annual report on Form 10-K for a description of other risks and uncertainties that may affect an investment in the Shares.

Neither Guggenheim Specialized Products, LLC d/b/a Guggenheim Investments (the “Sponsor”), nor any other person assumes responsibility for the accuracy or completeness of forward-looking statements contained in this report. The forward-looking statements are made as of the date of this report, and will not be revised or updated to reflect actual results or changes in the Sponsor’s expectations or predictions.

Trust Overview

The CurrencyShares® Swedish Krona Trust (the “Trust”) is a grantor trust that was formed on June 8, 2006. The Trust issues shares (the “Shares”) in blocks of 50,000 (a “Basket”) in exchange for deposits of Swedish Kronor and distributes Swedish Kronor in connection with the redemption of Baskets. The Shares commenced trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “FXS” on June 26, 2006. The primary listing of the Shares was transferred to NYSE Arca on October 30, 2007.

The Trust is a passive investment vehicle. The Trust does not have any officers, directors or employees. The investment objective of the Trust is for the Shares to reflect the price of the Swedish Krona plus accrued interest, if any, less the expenses of the Trust’s operations. The Trust does not engage in any activities designed to obtain profit from, or ameliorate losses caused by, changes in the price of the Swedish Krona.

Definition of Net Asset Value

The Trustee calculates, and the Sponsor publishes, the Trust’s Net Asset Value (“NAV”) each business day. To calculate the NAV, the Trustee adds to the amount of Swedish Kronor in the Trust at the end of the preceding day accrued but unpaid interest, if any, Swedish Kronor receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, Swedish Kronor payable under pending redemption orders and other Trust expenses and liabilities, if any. Prior to November 13, 2008, the NAV was expressed in U.S. Dollars (“USD”) based on the “Noon Buying Rate,” which is the Swedish Krona/USD exchange rate as determined by the Federal Reserve Bank of New York at 12:00 PM (New York time). As of November 13, 2008, the NAV is expressed in USD based on the Swedish Krona/USD exchange rate as determined by The World Markets Company PLC, a State Street business, at 4:00 PM (London fixing) (the “Closing Spot Rate”) on each day that NYSE Arca is open for regular trading. If, on a particular evaluation day, the Closing Spot Rate has not been determined and announced by 6:00 PM (London time), then the most recent Closing Spot Rate is used to determine the NAV of the Trust unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for the valuation.

The Trustee also determines the NAV per Share, which equals the NAV of the Trust, divided by the number of outstanding Shares. The NAV of the Trust and the NAV per Share are published by the Sponsor on each day that NYSE Arca is open for regular trading and are posted on the Trust’s website, www.currencyshares.com.

Movements in the Price of the Swedish Krona

The investment objective of the Trust is for the Shares to reflect the price of the Swedish Krona plus accrued interest, less the expenses of the Trust’s operations. The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding Swedish Kronor. Each outstanding Share represents a proportional interest in the Swedish Kronor held by the Trust. The following chart provides recent trends on the price of the Swedish Krona. The chart illustrates movements in the price of the Swedish Krona in USD and is based on the Noon Buying Rate (prior to November 13, 2008) and the Closing Spot Rate (as of and after November 13, 2008).

Noon Buying Rate/Closing Spot Rate

NAV per Share; Valuation of the Swedish Krona

The following chart illustrates the movement in the price of the Shares based on (1) NAV per Share, (2) the “bid” and “ask” midpoint offered on the NYSE (prior to October 30, 2007) and NYSE Arca (on or after October 30, 2007) and (3) the Noon Buying Rate (prior to November 13, 2008) and the Closing Spot Rate (as of and after November 13, 2008), expressed as a multiple of 1,000 Swedish Kronor:

FXS Price Movement

Liquidity

The Sponsor is not aware of any trends, demands, conditions or events that are reasonably likely to result in material changes to the Trust’s liquidity needs. The Trust’s Depository, JPMorgan Chase Bank, N.A., London Branch, maintains two deposit accounts for the Trust, a primary deposit account that is expected to earn interest and a secondary deposit account which does not earn interest. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The interest rate in effect as of April 30, 2012 was an annual nominal rate of 1.26%. The following chart provides the daily rate paid by the Depository since the Shares began trading:

FXS Daily Rate

In exchange for a fee, the Trust’s Sponsor bears most of the expense incurred by the Trust. As a result, the only ordinary expense of the Trust during the periods covered by this report was the Sponsor’s fee. Each month the Depository deposits into the secondary deposit account accrued but unpaid interest, if any, and the Trustee withdraws Swedish Kronor from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. When the interest deposited, if any, exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, the Trustee converts the excess into USD at a prevailing market rate and distributes the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own). Distributions paid during the current reporting period follow (annualized yield reflects the estimated annual yield an investor would receive if a monthly distribution stayed the same for the entire year going forward, and is calculated by annualizing the monthly distribution and dividing by the Trust NAV for the dates listed below):

FXS Distribution History

Date	Value	NAV	Yield	Annualized Yield
4/2/2012	$0.11722	$150.06	0.08%	0.92%
3/1/2012	$0.13291	$151.44	0.09%	1.11%
2/1/2012	$0.15895	$146.27	0.11%	1.28%

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Sponsor’s management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period covered by this report.

In addition to the description below, please refer to Note 2 to the consolidated financial statements for further discussion of our accounting policies.

The functional currency of the Trust is the Swedish Krona in accordance with ASC 830, Foreign Currency Translation.

Results of Operations

As of October 31, 2011, the number of Swedish Kronor owned by the Trust was 596,957,209, resulting in a redeemable capital share value of $92,435,034. During the six months ended April 30, 2012, no Shares were created and 100,000 Shares were redeemed in exchange for 99,492,868 Swedish Kronor. As of April 30, 2012, the number of Swedish Kronor owned by the Trust was 497,464,341 resulting in a redeemable capital Share value of $74,046,252.

The decrease in the Trust’s redeemable capital Share value from $92,435,034 at October 31, 2011 to $74,046,252 at April 30, 2012, was primarily the result of a decrease in the number of Shares outstanding from 600,000 at October 31, 2011 to 500,000 at April 30, 2012 coupled with a decrease in the Closing Spot Rate from 0.15465 at October 31, 2011 to 0.14874 at April 30, 2012.

Interest income decreased from $323,392 for the three months ended April 30, 2011 to $260,716 for the three months ended April 30, 2012, attributable primarily to a decrease in the weighted-average Swedish Kronor in the Trust, but partially offset by an increase in the annual nominal interest rate paid by the Depository, as set forth in the chart above. Interest income increased from $457,146 for the six months ended April 30, 2011 to $648,687 for the six months ended April 30, 2012, attributable primarily to an increase in the weighted-average Swedish Kronor in the Trust coupled with an increase in the annual nominal interest rate paid by the Depository, as set forth in the chart above.

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Swedish Kronor in the Trust. Due primarily to a decrease in the weighted-average Swedish Kronor in the Trust, the Sponsor’s fee decreased from $86,905 for the three months ended April 30, 2011 to $75,208 for the three months ended April 30, 2012. Due primarily to an increase in the weighted-average Swedish Kronor in the Trust, the Sponsor’s fee increased from $141,476 for the six months ended April 30, 2011 to $162,014 for the six months ended April 30, 2012. The only expense of the Trust during the three months and six months ended April 30, 2012 was the Sponsor’s fee.

The Trust’s net income for the three months ended April 30, 2012 was $185,508 due to interest income of $260,716 exceeding the Sponsor’s fee of $75,208. The Trust’s net income for the six months ended April 30, 2012 was $486,673 due to interest income of $648,687 exceeding the Sponsor’s fee of $162,014.

Cash dividends per Share increased from $0.31 for the three months ended April 30, 2011 to $0.41 per Share for the three months ended April 30, 2012, and increased from $0.51 for the six months ended April 30, 2011 to $0.96 per Share for the six months ended April 30, 2012. This increase in cash dividends per Share was primarily due to an increase in the annual nominal interest rate paid by the Depository.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

Except as described above with respect to the Swedish Krona/USD exchange rate and the nominal annual interest rate paid by the Depository on Swedish Kronor held by the Trust, the Trust is not subject to market risk. The Trust does not hold securities and does not invest in derivative instruments.

Item 4.	Controls and Procedures.

The Trust maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) designed to ensure that material information relating to the Trust is recorded, processed and disclosed on a timely basis. The Trust’s disclosure controls and procedures are designed by or under the supervision of the Sponsor’s chief executive officer and chief financial officer, who exercise oversight over the Trust as the Trust has no officers. The chief executive officer and chief financial officer of the Sponsor have evaluated the effectiveness of the Trust’s disclosure controls and procedures as of April 30, 2012. Based on that evaluation, the chief executive officer and chief financial officer of the Sponsor have concluded that the disclosure controls and procedures of the Trust were effective as of the end of the period covered by this report.

There were no changes in the Trust’s internal control over financial reporting that occurred during the Trust’s last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Trust’s internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1.	Legal Proceedings

None.

Item 1A.	Risk Factors

There have been no material changes from the risk factors disclosed in the “Risk Factors” section of the Trust’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 13, 2012.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

(a) None.

(b) Not applicable.

(c) During the quarter ended April 30, 2012, 1 Basket (50,000 Shares registered pursuant to Section 12 of the Securities Exchange Act of 1934) was redeemed by the Trust, as follows:

Period	Total Number of Registered Shares Redeemed	Average Price Per Share
02/01/2012 – 02/29/2012	50,000	$151.94
03/01/2012 – 03/31/2012	—	$—
04/01/2012 – 04/30/2012	—	$—

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	(Removed and Reserved)

None.

Item 5.	Other Information

None.

Item 6.	Exhibits

Exhibit No.	Description

4.1	Participant Agreement dated as of March 25, 2010 among Knight Clearing Services, LLC, The Bank of New York and Rydex Specialized Products LLC (together with the Schedule pursuant to Instruction 2 to Item 601 of Regulation S-K).

31.1	Certification by Principal Executive Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002.

31.2	Certification by Principal Financial Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002.

32.1	Certification by Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification by Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CURRENCYSHARES® SWEDISH KRONA TRUST

	By	Guggenheim Specialized Products, LLC
Sponsor of the CurrencyShares® Swedish Krona Trust

Date: June 11, 2012		By:	/S/ JOSEPH ARRUDA
Joseph Arruda
Chief Financial Officer
(principal financial officer)

Exhibit 4.1

CURRENCYSHARESSM SWEDISH KRONA TRUST

PARTICIPANT AGREEMENT

This Participant Agreement (this “Agreement”), dated as of March 25, 2010 is entered into by and between Knight Clearing Services, LLC (with respect to this Agreement, the “Authorized Participant”, and with respect to the Trust Agreement referred to below, an “Authorized Participant”), The Bank of New York, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”) of the CurrencyShares Swedish Krona Trust (the “Trust”), and Rydex Specialized Products LLC, d/b/a Rydex Investments, as sponsor (the “Sponsor”) of the Trust.

SUMMARY

The Trustee serves as the trustee of the Trust pursuant to the Depositary Trust Agreement dated as of June 8, 2006, among the Sponsor, the Trustee, the registered owners and beneficial owners from time to time of Swedish Krona Shares issued thereunder and all depositors (the “Trust Agreement”). As provided in the Trust Agreement and described in the Prospectus (defined below), units of fractional undivided beneficial interests in and ownership of the Trust (the “Shares”) may be created or redeemed by the Trustee for an Authorized Participant in aggregations of fifty thousand (50,000) Shares (each aggregation, a “Basket”). Baskets are offered only pursuant to the registration statement of the Trust on Form S-1, as amended (Registration No: 333-13266), as declared effective by the Securities and Exchange Commission (“SEC”) and as the same may be amended from time to time thereafter (collectively, the “Registration Statement”) together with the prospectus of the Trust in the form first filed with the SEC pursuant to Rule 424 (the “Prospectus”) adopted under the Securities Act of 1933, as amended (the “1933 Act”). Under the Trust Agreement, the Trustee is authorized to issue Baskets to, and redeem Baskets from, Authorized Participants under the Trust Agreement, only through the facilities of The Depository Trust Company (“DTC”) or a successor depository, and only in exchange for an amount of Swedish Kronor that is transferred between such Authorized Participant and the Trust. Under the Trust Agreement, the Trustee issues Baskets in exchange for Swedish Kronor which are transferred by an Authorized Participant to the London Branch of JPMorgan Chase Bank, N.A. (the “Depository”), and when the Trustee redeems Baskets tendered for redemption by an Authorized Participant in exchange for Swedish Kronor, the Swedish Kronor held in the Trust Account are transferred to the Authorized Participant by the Depository. The foregoing Swedish Krona transfers are also governed by the Deposit Account Agreement the Trust has entered into with the Depository (the “Deposit Account Agreement”). This Agreement sets forth the specific procedures by which an Authorized Participant may create or redeem Baskets.

Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a “distribution,” as such term is used in the 1933 Act, may be occurring. The Authorized Participant is cautioned that some of its activities may result in its being deemed a participant in a distribution in a manner that would render it a statutory underwriter and subject it to the prospectus-delivery and liability provisions of the 1933 Act. The Authorized Participant should review the “Plan of Distribution” portion of the Prospectus and consult with its own counsel in connection with entering into this Agreement and placing an Order (defined below).

Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Trust Agreement. To the extent there is a conflict between any provision of this Agreement and the provisions of the Trust Agreement, the provisions of the Trust Agreement shall control.

To give effect to the foregoing premises and in consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

Section 1. Order Placement. To place orders for the Trustee to create or redeem one or more Baskets, Authorized Participants must follow the procedures for creation and redemption referred to in Section 3 of this Agreement and the procedures described in Attachment A hereto (the “Procedures”), as each may be amended, modified or supplemented from time to time.

Section 2. Status, Representations and Warranties of the Parties.

(a) The Authorized Participant represents and warrants and covenants the following on the date hereof and at each time of purchase by the Authorized Participant of a Basket from the Trust (each such time, the “Time of Purchase”), that:

(i) The Authorized Participant is a participant of DTC (as such a participant, a “DTC Participant”). If the Authorized Participant ceases to be a DTC Participant, the Authorized Participant shall give immediate notice to the Trustee of such event, and this Agreement shall terminate immediately as of the date the Authorized Participant ceased to be a DTC Participant.

(ii) Unless Section 2(a)(iii) applies, the Authorized Participant either (A) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”), and is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”), or (B) is exempt from being, or otherwise is not required to be, licensed as a broker-dealer or a member of the NASD, and in either case is qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. In connection with the purchase or redemption of Baskets and any related offers or sales of Shares, the Authorized Participant will maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. The Authorized Participant will comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the Constitution, By-Laws and Conduct Rules of the NASD (if it is a NASD member), and will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold.

(iii) If the Authorized Participant is offering or selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified or a member of the NASD as set forth in Section 2(a)(ii) above, the Authorized Participant will, in connection with such offers and sales, (A) observe the applicable laws of the jurisdiction in which such offer and/or sale is made, (B) comply with the prospectus delivery and other requirements of the 1933 Act, and the regulations promulgated thereunder, and (C) conduct its business in accordance with the NASD Conduct Rules.

(iv) The Authorized Participant is in compliance with the money laundering and related provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and the regulations promulgated thereunder, if the Authorized Participant is subject to the requirements of the USA PATRIOT Act.

(v) The Authorized Participant has the capability to send and receive communications via authenticated telecommunication facility to and from the Trustee. The Authorized Participant shall confirm such capability to the satisfaction of the Trustee by the end of the Business Day before placing its first order with the Trustee (whether such order is to create or to redeem Baskets).

(b) The Sponsor represents and warrants that:

(i) on the effective date of the Registration Statement and at each Time of Purchase, the Trust’s Registration Statement shall be effective and no stop order of the SEC with respect thereto shall have been issued and no proceedings for such purpose shall have been instituted or, to the Sponsor’s knowledge, will then be contemplated by the SEC; the Registration Statement complies in all material respects with the requirements of the 1933 Act, and the Prospectus complied as of its date, and complies at the Time of Purchase, in all material respects with the requirements of the 1933 Act; and the conditions to the use of Form S-1 have been satisfied; the Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Prospectus will not, as of its date and at the Time of Purchase, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and, as of              a.m./p.m. on the date of this Agreement (the “Time of Sale”), the documents comprising the Disclosure Package (as defined below) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Sponsor makes no warranty or representation with respect to any statement contained in the Registration Statement, the Prospectus or the Disclosure Package in reliance upon and in conformity with information concerning the Authorized Participant and furnished in writing by or on behalf of the Authorized Participant to the Sponsor expressly for use therein. The “Disclosure Package” is the Prospectus and any amendments and supplements thereto at the Time of Sale and any free writing prospectus as defined in Rule 405 of the 1933 Act (a “FWP”) prepared by, for or on behalf of the Sponsor before the Time of Sale and intended for general distribution;

(ii) the Shares, when issued and delivered against payment of consideration therefor, as provided in this Agreement, will be duly and validly authorized, issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights;

(iii) the Sponsor has been duly organized and, on the effective date of the Registration Statement and at each Time of Purchase, will be validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to act as the sponsor of the Trust as described in the Registration Statement and the Prospectus, and has all requisite power and authority to execute and deliver this Agreement; and

(iv) at the time the Sponsor makes an offer of Shares following the filing of the Registration Statement, neither the Trust nor the Sponsor will be an “ineligible issuer” as defined in Rule 405 of the 1933 Act.

Section 3. Orders.

(a) All orders to create or redeem Baskets shall be made in accordance with the terms of the Trust Agreement, the Deposit Account Agreement, this Agreement and the Procedures. Each party will comply with such foregoing terms and procedures to the extent applicable to it. The Authorized Participant hereby consents to the use of recorded telephone lines whether or not such use is reflected in the Procedures. The Trustee and Sponsor may issue additional or other procedures from time to time relating to the manner of creating or redeeming Baskets which are not related to the Procedures, and the Authorized Participant will comply with such procedures of which it has received notice in accordance with Section 18(c).

(b) The Authorized Participant acknowledges and agrees that each order to create a Basket (a “Purchase Order”) and each order to redeem a Basket (a “Redemption Order”, and each Purchase Order and Redemption Order, an “Order”) may not be revoked by the Authorized Participant upon its delivery to the Trustee. A form of Purchase Order is attached hereto as Exhibit B and a form of Redemption Order is attached hereto as Exhibit C.

(c) The delivery of the Shares against deposits of Swedish Kronor may be suspended generally, or refused with respect to particular requested deliveries, during any period when the transfer books of the Trustee are closed or if any such action is deemed necessary or advisable by the Trustee or the Sponsor for any reason at any time or from time to time. Except as otherwise provided in the Trust Agreement, the surrender of Shares for purposes of withdrawing Swedish Kronor may not be suspended.

Section 4. Swedish Kronor Transfers. Any Swedish Kronor to be transferred in connection with any Order shall be transferred between the Authorized Participant’s account and the Trust’s deposit accounts established for such transfers pursuant to the Deposit Account Agreement (the “Deposit Accounts”) in accordance with the Procedures. The Authorized Participant shall be responsible for all costs and expenses relating to or connected with any transfer of Swedish Kronor between its account and the Deposit Accounts, including any late fees and other charges, if any, for which the Trustee becomes responsible in the event that Swedish Kronor are not transferred from the Authorized Participant’s account in accordance with the Procedures.

Section 5. Fees. In connection with each Order by an Authorized Participant to create or redeem one or more Baskets, the Trustee shall charge, and the Authorized Participant shall pay to the Trustee, the transaction fee prescribed in the Trust Agreement applicable to such creation or redemption. The initial transaction fee shall be five hundred dollars ($500). The transaction fee may be waived or otherwise adjusted from time to time as set forth in the Prospectus.

Section 6. Authorized Persons. Concurrently with the execution of this Agreement and from time to time thereafter, the Authorized Participant shall deliver to the Trustee notarized and duly certified as appropriate by its secretary or other duly authorized official, a certificate in the form of Exhibit A setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or by any other notice, request or instruction given on behalf of the Authorized Participant (each, an “Authorized Person”). The Trustee may accept and rely upon such certificate as conclusive evidence of the facts set forth therein and shall consider such certificate to be in full force and effect until the Trustee receives a superseding certificate bearing a subsequent date. Upon the termination or revocation of authority of any Authorized Person by the Authorized Participant, the Authorized Participant shall give immediate written notice of such fact to the Trustee and such notice shall be effective upon receipt by the Trustee. The Trustee shall issue to each Authorized Person a unique personal identification number (the “PIN”) by which such Authorized Person shall be identified and by which instructions issued by the Authorized Participant hereunder shall be authenticated. The PIN shall be kept confidential by the Authorized Participant and shall only be provided to the Authorized Person. If, after issuance, the Authorized Person’s PIN is changed, the new PIN shall become effective on a date mutually agreed upon by the Authorized Participant and the Trustee.

Section 7. Redemption. The Authorized Participant represents and warrants that it will not obtain an Order Number (as described in the Procedures) from the Trustee for the purpose of redeeming a Basket unless it first ascertains that (i) it owns outright or has full legal authority and legal and beneficial right to tender for redemption the Baskets to be redeemed and to receive the entire proceeds of the redemption, and (ii) such Baskets have not been loaned or pledged to another party and are not the subject of any repurchase agreement, securities lending agreement or any other arrangement which would preclude the delivery of such Baskets to the Trustee on the third Business Day following the date of the Redemption Order.

Section 8. Role of Authorized Participant.

(a) The Authorized Participant acknowledges that, for all purposes of this Agreement and the Trust Agreement, the Authorized Participant is and shall be deemed to be an independent contractor and has and shall have no authority to act as agent for the Trust, the Sponsor, the Trustee or the Depository, in any matter or in any respect.

(b) The Authorized Participant will make itself and its employees available, upon request, during normal business hours to consult with the Trustee, the Depository or their designees concerning the performance of the Authorized Participant’s responsibilities under this Agreement.

(c) The Authorized Participant will maintain records of all sales of Shares made by or through it as required by law and will furnish copies of such records to the Sponsor upon the reasonable request of the Sponsor, subject to any privacy or confidentiality obligations it may have to its customers arising under federal or state securities laws or the applicable rules of any self regulatory organization. The Sponsor will not use any information provided by the Authorized Participant pursuant to this paragraph or disclose such information to others except in connection with the performance of its duties and responsibilities hereunder, including making servicing and informational mailings related to the Trust, or except as may be required by applicable law.

Section 9. Indemnification.

(a) The Authorized Participant hereby indemnifies and holds harmless the Trustee, the Depository, the Trust, the Sponsor, their respective direct or indirect affiliates (as defined below) and their respective directors, officers, employees and agents (each, an “AP Indemnified Party”) from and against any losses, liabilities, damages, costs and expenses (including attorney’s fees and the reasonable cost of investigation) incurred by such AP Indemnified Party as a result of or in connection with: (i) any breach by the Authorized Participant of any provision of this Agreement, including any of its representations, warranties or covenants; (ii) any failure on the part of the Authorized Participant to perform any of its other obligations set forth in this Agreement; (iii) any failure by the Authorized Participant to comply with applicable laws and the rules and regulations of any governmental entity or any self-regulatory organization; (iv) any actions of such AP Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by the AP Indemnified Party to be genuine and to have been given by the Authorized Participant; or (v) (A) any representation by the Authorized Participant, its employees or its agents or other representatives about the Shares, any AP Indemnified Party or the Trust that is not consistent with the Trust’s Prospectus as then-supplemented made in connection with the offer or the solicitation of an offer to buy or sell Shares and (B) any untrue statement or alleged untrue statement of a material fact (1) contained in any research report, marketing material or sales literature described in Section 13(b) or in any FWP prepared by the Authorized Participant or (2) furnished by the Authorized Participant for use in a FWP prepared by, for or on behalf of the Sponsor, or any alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading to the extent that such statement or omission relates to the Shares, any AP Indemnified Party or the Trust, unless, in either case, such representation, statement or omission was made or included by the Authorized Participant at the written direction of the Sponsor or is based upon any omission or alleged omission by the Sponsor to state a material fact in connection with such representation, statement or omission necessary in order to make such representation, statement or omission not misleading.

(b) The Sponsor hereby agrees to indemnify and hold harmless the Authorized Participant, its respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, a “Sponsor Indemnified Party”) from and against any losses, liabilities, damages, costs and expenses

(including attorneys’ fees and the reasonable cost of investigation) incurred by such Sponsor Indemnified Party as a result of (i) any breach by the Sponsor of any provision of this Agreement that relates to the Sponsor, including its representations, warranties and covenants; (ii) any failure on the part of the Sponsor to perform any other obligation of the Sponsor set forth in this Agreement; (iii) any failure by the Sponsor to comply with applicable laws; or (iv) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment thereof, or in the Prospectus, or in any amendment thereof or supplement thereto, or in the Disclosure Package, or in any FWP prepared by, for or on behalf of the Sponsor, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except those statements based on information furnished in writing by or on behalf of the Authorized Participant expressly for use in the Registration Statement, amendment thereof, Prospectus, amendment thereof or supplement thereto, Disclosure Package, or FWP.

(c) (i) This Section 9 shall not apply to any AP Indemnified Party or any Sponsor Indemnified Party (each, an “Indemnified Party”) to the extent any such losses, liabilities, damages, costs and expenses are incurred as a result of, or in connection with, any action or failure to act that constitutes gross negligence, bad faith or willful misconduct on the part of the such Indemnified Party. (ii) The term “affiliate” in this Section 9 shall include, with respect to any person, entity or organization, any other person, entity or organization which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, entity or organization.

(d) If the indemnification provided for in this Section 9 is unavailable to an indemnified party under Sections 9(a) or 9(b) or insufficient to hold an indemnified party harmless in respect of any losses, liabilities, damages, costs and expenses referred to therein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, damages, costs and expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Sponsor and the Trust, on the one hand, and by the Authorized Participant, on the other hand, from the services provided hereunder or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Sponsor and the Trust, on the one hand, and of the Authorized Participant, on the other hand, in connection with, to the extent applicable, the statements or omissions which resulted in such losses, liabilities, damages, costs and expenses, as well as any other relevant equitable considerations. The relative benefits received by the Sponsor and the Trust, on the one hand, and the Authorized Participant, on the other hand, shall be deemed to be in the same respective proportions as the amount of Swedish Kronor transferred to the Trust under this Agreement on the one hand (expressed in dollars) bears to the amount of economic benefit received by the Authorized Participant in connection with this Agreement on the other hand. To the extent applicable, the relative fault of the Sponsor on the one hand and of the Authorized Participant on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Sponsor or by the Authorized Participant and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, damages, costs and expenses referred to in this Section 9(d) shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any action, suit or proceeding (each a “Proceeding”) related to such losses, liabilities, damages, costs and expenses.

(e) The Sponsor and the Authorized Participant agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(d) above. The Authorized Participant shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares created by the Authorized

Participant and distributed to the public were offered to the public exceeds the amount of any damage which the Authorized Participant has otherwise been required to pay by reason of such untrue statement or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) The indemnity and contribution agreements contained in this Section 9 shall remain in full force and effect regardless of any investigation made by or on behalf of the Authorized Participant, its partners, stockholders, members, directors, officers, employees and or any person (including each partner, stockholder, member, director, officer or employee of such person) who controls the Authorized Participant within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, or by or on behalf of the Sponsor, its partners, stockholders, members, directors, officers, employees or any person who controls the Sponsor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and shall survive any termination of this Agreement. The Sponsor and the Authorized Participant agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Sponsor, against any of the Sponsor’s officers or directors, in connection with the issuance and sale of the Shares or in connection with the Registration Statement or the Prospectus.

Section 10. Liability.

(a) Limitation of Liability. None of the Sponsor, the Trustee, the Authorized Participant, and the Depository shall be liable to each other or to any other person, including any party claiming by, through or on behalf of the Authorized Participant, for any losses, liabilities, damages, costs or expenses arising out of any mistake or error in data or other information provided to any of them by each other or any other person or out of any interruption or delay in the electronic means of communications used by them.

(b) Tax Liability. The Authorized Participant shall be responsible for the payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax and any other similar tax or government charge applicable to the creation or redemption of any Basket made pursuant to this Agreement, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant. To the extent the Trustee, the Sponsor or the Trust is required by law to pay any such tax or charge, the Authorized Participant agrees to promptly indemnify such party for any such payment, together with any applicable penalties, additions to tax or interest thereon.

Section 11. Acknowledgment. The Authorized Participant acknowledges receipt of (i) a copy of the Trust Agreement and (ii) the current Prospectus of the Trust, and represents that it has reviewed and understands such documents.

Section 12. Effectiveness and Termination. Upon the execution of this Agreement by the parties hereto, this Agreement shall become effective in this form as of the Time of Sale, and may be terminated at any time by any party upon thirty (30) days prior written notice to the other parties unless earlier terminated: (i) in accordance with Section 2(a)(i); (ii) upon notice to the Authorized Participant by the Trustee in the event of a breach by the Authorized Participant of this Agreement or the procedures described or incorporated herein; (iii) immediately in the circumstances described in Section 18(j); or (iv) at such time as the Trust is terminated pursuant to the Trust Agreement.

Section 13. Marketing Materials; Representations Regarding Shares; Identification in Registration Statement.

(a) The Authorized Participant represents, warrants and covenants that (i), without the written consent of the Sponsor, the Authorized Participant will not (A) make, or permit any of its representatives to make, any representations concerning the Shares or any AP Indemnified Party other than representations contained (1) in the Prospectus of the Trust, as then amended and supplemented, (2) in printed information approved by the Sponsor as information supplemental to such Prospectus or (3) in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor, or (B) issue any FWP pursuant to Rules 164 and 433 of the 1933 Act and (ii) the Authorized Participant will not furnish or cause to be furnished to any person or display or publish any information or material relating to the Shares, any AP Indemnified Person or the Trust that are not consistent with the Prospectus, as then amended and supplemented. Copies of the Prospectus of the Trust, as then amended and supplemented, and any such printed supplemental information will be supplied by the Sponsor to the Authorized Participant in reasonable quantities upon request.

(b) Notwithstanding the foregoing, the Authorized Participant may without the written approval of the Sponsor prepare and circulate in the regular course of its business research reports, marketing material and sales literature, but in no event FWPs, that include information, opinions or recommendations relating to the Shares (i) for public dissemination, provided that such research reports, marketing material or sales literature is prepared in accordance with applicable rules and regulations of the 1933 Act, any applicable state securities laws and NASD rules; or (ii) for internal use by the Authorized Participant. The Authorized Participant will file all such research reports, marketing material and sales literature related to the Shares with the NASD to the extent required by the NASD Conduct Rules.

(c) The Authorized Participant and its affiliates may prepare and circulate in the regular course of their businesses, without having to refer to the Shares or the Prospectus, as then amended and supplemented, data and information relating to the price of Swedish Kronor.

(d) The Authorized Participant hereby agrees that for the term of this Agreement the Sponsor may deliver the Prospectus, and any supplements or amendments thereto or recirculation thereof, to the Authorized Participant in Portable Document Format (“PDF”) via electronic mail in lieu of delivering the Prospectus in paper form. The Authorized Participant may revoke the foregoing agreement at any time by delivering written notice to the Sponsor and, whether or not such agreement is in effect, the Authorized Participant may, at any time, request reasonable quantities of the Prospectus, and any supplements or amendments thereto or recirculation thereof, in paper form from the Sponsor. The Authorized Participant acknowledges that it has the capability to access, view, save and print material provided to it in PDF and that it will incur no appreciable extra costs by receiving the Prospectus in PDF instead of in paper form. The Sponsor will, when requested by the Authorized Participant, make available at no cost the software and technical assistance necessary to allow the Authorized Participant to access, view and print the PDF version of the Prospectus.

(e) For as long as this Agreement is effective, the Authorized Participant agrees to be identified as an authorized participant of the Trust (i) in the section of the Prospectus included within the Registration Statement entitled “Creation and Redemption of Shares” (including identifying the Authorized Participant in such section by a supplement to the Prospectus) and in any other section as may be required by the SEC and (ii) on the Trust’s website. Upon the termination of this Agreement, (i) during the period prior to when the Sponsor qualifies and elects to file on Form S-3, the Sponsor will remove such identification from the Prospectus in the amendment of the Registration Statement next occurring after the date of the termination of this Agreement and, during the period after when the Sponsor qualifies and elects to file on Form S-3, the Sponsor will promptly file a current report on Form 8-K indicating the withdrawal of the Authorized Participant as an authorized participant of the Trust and (ii) the Sponsor will promptly update the Trust’s website to remove any identification of the Authorized Participant as an authorized participant of the Trust.

Section 14. Title To Swedish Kronor. The Authorized Participant represents and warrants that upon delivery of the Basket Swedish Krona Amount (as defined in the Trust Agreement) to the Trustee in accordance with the terms of the Trust Agreement and this Agreement, the Trust will acquire good and unencumbered title to the Swedish Kronor which are the subject of such Basket Swedish Krona Amount, free and clear of all pledges, security interests, liens, charges, taxes, assessments, encumbrances, equities, claims, options or limitations of any kind or nature, fixed or contingent, and not subject to any adverse claims, including any restriction upon the sale or transfer of all or any part of such Swedish Kronor which is imposed by any agreement or arrangement entered into by the Authorized Participant or any party for which it is acting in connection with a Purchase Order.

Section 15. Third Party Beneficiaries. Each AP Indemnified Party, to the extent it is not a party to this Agreement, is a third-party beneficiary of this Agreement (each, a “Third Party Beneficiary”) and may proceed directly against the Authorized Participant (including by bringing proceedings against the Authorized Participant in its own name) to enforce any obligation of the Authorized Participant under this Agreement which directly or indirectly benefits such Third Party Beneficiary.

Section 16. Force Majeure. No party to this Agreement shall incur any liability for any delay in performance, or for the non-performance, of any of its obligations under this Agreement by reason of any act of God or war or terrorism, acts and regulations and rules of any governmental or supra national bodies or authorities or regulatory or self-regulatory organization or failure of any such body, authority or organization for any reason, to perform its obligations, or any cause beyond its reasonable control, including, without limitation, any breakdown, malfunction or failure of transmission in connection with or other unavailability of any wire, communication or computer facilities, any transport, port or airport disruption, or any industrial action.

Section 17. Ambiguous Instructions. If a Purchase Order Form or a Redemption Order Form otherwise in good form contains order terms that differ from the information provided in the telephone call at the time of issuance of the applicable order number, the Trustee will attempt to contact one of the Authorized Persons of the Authorized Participant to request confirmation of the terms of the Order. If an Authorized Person confirms the terms as they appear in the Order, then the Order will be accepted and processed. If an Authorized Person contradicts the Order terms, the Order will be deemed invalid, and a corrected Order must be received by the Trustee. If the Trustee is not able to contact an Authorized Person, then the Order shall be accepted and processed in accordance with its terms notwithstanding any inconsistency from the terms of the telephone information. In the event that an Order contains terms that are not complete or are illegible, the Order will be deemed invalid and the Trustee will attempt to contact one of the Authorized Persons of the Authorized Participant to request retransmission of the Order.

Section 18. Miscellaneous.

(a) Amendment and Modification. This Agreement, the Procedures attached as Attachment A and the Exhibits hereto may be amended, modified or supplemented by the Trustee and the Sponsor, without consent of any Authorized Participant from time to time by the following procedure. After the amendment, modification or supplement has been agreed to, the Trustee will mail a copy of the proposed amendment, modification or supplement to the Authorized Participant. For the purposes of this Agreement, mail will be deemed received by the recipient thereof on the third (3rd) day following the deposit of such mail into the United States postal system. Within ten (10) calendar days after its deemed receipt, the amendment, modification or supplement will become part of this Agreement, the Attachments or the Exhibits, as the case may be, in accordance with its terms. If at any time there is any material amendment, modification or supplement of any Participant Agreement (other than this Agreement), the Trustee will promptly mail a copy of such amendment, modification or supplement to the Authorized Participant.

(b) Waiver of Compliance. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such written waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(c) Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid registered or certified United States first class mail, return receipt requested, by nationally recognized overnight courier (delivery confirmation received) or by telex, telegram or telephonic facsimile or similar means of same day delivery (transmission confirmation received), with a confirming copy regular mailed, postage prepaid. For avoidance of doubt, notices may not be given or transmitted by electronic mail. Unless otherwise notified in writing, all notices to the Trust shall be given or sent to the Trustee. All notices shall be directed to the address or telephone or facsimile numbers indicated below the signature line of the parties on the signature page hereof.

(d) Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties, except that any entity into which a party hereto may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion, or consolidation to which such party hereunder shall be a party, or any entity succeeding to all or substantially all of the business of the party, shall be the successor of the party under this Agreement. The party resulting from any such merger, conversion, consolidation or succession shall notify the other parties hereto of the change. Any purported assignment in violation of the provisions hereof shall be null and void. Notwithstanding the foregoing, this Agreement shall be automatically assigned to any successor Trustee or Sponsor at such time such successor qualifies as a successor Trustee or Sponsor under the terms of the Trust Agreement.

(f) Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including matters of validity, construction, effect, performance and remedies. Each party hereto irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non convenient and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such party at such party’s address for purposes of notices hereunder. Each party hereby waives its right to a trial by jury of any claim arising under or in connection with this Agreement.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

(h) Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(i) Entire Agreement. This Agreement and the Trust Agreement, along with any other agreement or instrument delivered pursuant to this Agreement and the Trust Agreement, supersede all prior agreements and understandings between the parties with respect to the subject matter hereof, provided, however, that the Authorized Participant shall not be deemed by this provision to be a party to the Trust Agreement.

(j) Severance. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, unless the Sponsor determines in its discretion, after consulting with the Trustee, that the provision of this Agreement that was held invalid, illegal or unenforceable does affect the validity, legality or enforceability of one or more other provisions of this Agreement, and that this Agreement should not be continued without the provision that was held invalid, illegal or unenforceable, and in that case, upon the Sponsor’s notification of the Trustee of such a determination, this Agreement shall immediately terminate and the Trustee will so notify the Authorized Participant immediately.

(k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

(l) Survival. Sections 9 (Indemnification) and 15 (Third Party Beneficiaries) hereof shall survive the termination of this Agreement.

(m) Other Usages. The following usages shall apply in interpreting this Agreement: (i) references to a governmental or quasigovernmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of such agency, authority or instrumentality; and (ii) “including” means “including, but not limited to.”

* * * * * * *

IN WITNESS WHEREOF, the Authorized Participant, the Sponsor and the Trustee, on behalf of the Trust, have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

THE BANK OF NEW YORK, not in its individual capacity, but solely as Trustee of the CurrencyShares Swedish Krona Trust		KNIGHT CLEARING SERVICES, LLC

By:	/s/ Andrew Pfeifer	By:	/s/ Christopher Pento
	Name:		Name:	Christopher Pento
	Title Vice President		Title	President

Address:	One Wall Street New York, NY 10286	Address: 545 Washington Blvd., 2nd Fl. Jersey City, NJ 07310
Telephone:	(212) 635-6314	Telephone:	201-356-4232

Facsimile:		Facsimile:	201-356-4297

RYDEX SPECIALIZED PRODUCTS LLC,
Sponsor of the CurrencyShares Swedish Krona Trust

/s/ Nick Bonos
Name:	Nick Bonos
Title:	CEO

Address:	9601 Blackwell Rd., Ste 500
Rockville, MD 20850

Telephone:	301-296-5125

Facsimile:	301-296-5104

Exhibit A

CURRENCYSHARESSM SWEDISH KRONA TRUST

FORM OF CERTIFIED AUTHORIZED PERSONS OF AUTHORIZED PARTICIPANT

The following are the names, titles and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any activity contemplated by the Participant Agreement or any other notice, request or instruction on behalf of the Authorized Participant pursuant to the CurrencyShares Swedish Krona Trust Participant Agreement.

Authorized Participant: Knight Clearing Services LLC.

Name:	Stacey Boss	Name:	Robert Moseman III
Title:	Authorized Person	Title:	Authorized Person

Signature:	/s/ Stacey Boss	Signature:	/s/ Robert Moseman III

Name:	Eric Malpica	Name:	Sean Siri
Title:	Authorized Person	Title:	Authorized Person

Signature:	/s/ Eric Malpica	Signature:	/s/ Sean Siri

Name:	Erma McClain	Name:	Wayne Solano
Title:	Authorized Person	Title:	Authorized Person

Signature:	/s/ Erma McClain	Signature:	/s/ Wayne Solano

The undersigned, Andrew M. Greenstein, Managing Director, Deputy General Counsel and Secretary of Knight Clearing Services LLC does hereby certify that the persons listed above have been duly elected to the offices set forth beneath their names, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons pursuant to the CurrencyShares Swedish Krona Trust Participant Agreement by and between Knight Clearing Services LLC and the Trustee and the Sponsor of the CurrencyShares Swedish Krona Trust, dated March 25, 2010 and that their signatures set forth above are their own true and genuine signatures.

In Witness Whereof, the undersigned has hereby set his hand and the seal of Knight Clearing Services LLC on the date set forth below.

Knight Clearing Services LLC

	By:	/s/ Andrew M. Greenstein
	Name:	Andrew M. Greenstein
	Title:	Managing Director, Deputy General
Subscribed and sworn to before me	Counsel & Secretary
This 15th day of April, 2010	Date:	4/15/10

/s/ Maria Corona S. Bugarin
Maria Corona S. Bugarin
Notary Public of New Jersey
My Comm. Expires Sept. 26, 2013

EXHIBIT B

CURRENCYSHARESSM SWEDISH KRONA TRUST

PURCHASE ORDER FORM

THE BANK OF NEW YORK, TRUSTEE

CONTACT INFORMATION FOR ORDER EXECUTION:

Telephone order number:	(718) 315-4970 or 4967
Fax order number:	(718) 315-4881
Depository Instructions	(000-000-0000)/SWIFT [ ]

Participant must complete all items in Part I. The Trustee, in its discretion may reject any order not submitted in complete form.

I.	TO BE COMPLETED BY PARTICIPANT:

Date:

Broker Name:

DTC Participant Number:

Telephone Number:

Time:

Firm Name:

Fax Number:

(One Basket = 50,000 [FXS] Shares)

Number of Baskets Transacted:

Order #

Number written out:

This Purchase Order is subject to the terms and conditions of the Depositary Trust Agreement of the CurrencyShares Swedish Krona Trust as currently in effect and the Participant Agreement between the Authorized Participant, the Trustee and the Sponsor named therein. All representations and warranties of the Authorized Participant set forth in such Depositary Trust Agreement and such Participant Agreement are incorporated herein by reference and are true and accurate as of the date hereof.

The undersigned does hereby certify as of the date set forth below that he/she is an Authorized Person under the Participant Agreement and that he/she is authorized to deliver this Purchase Order to the Trustee on behalf of the Authorized Participant. The Authorized Participant enters into this agreement based on an estimated Basket Swedish Krona Amount disseminated the previous business day and recognizes the final Basket Swedish Krona Amount represented will be decreased based on the Trust’s daily accrual. At the conclusion of the trading day a final NAV will be disseminated to all Authorized Participants, and the Basket Swedish Krona Amount required for the Purchase Order entered into on this day will be finalized and this Purchase Order will serve as a legally binding contract for settlement in 3 business days.

Date	Authorized Person’s Signature

II.	TO BE COMPLETED BY TRUSTEE:

This certifies that the above order has been:

                     Accepted by the Trustee

                     Declined-Reason:

Final # of Swedish Kronor	Final # of FXS Shares

Date	Time	Authorized Signature of Trustee

EXHIBIT C

CURRENCYSHARES SWEDISH KRONA TRUST

REDEMPTION ORDER FORM

THE BANK OF NEW YORK, TRUSTEE

CONTACT INFORMATION FOR ORDER EXECUTION:

Telephone order number:	(718) 315-4970 or 4967
Fax order number:	(718) 315-4881
Depository Instructions	(000-000-0000)/SWIFT [ ]

Participant must complete all items in Part I. The Trustee, in its discretion may reject any order not submitted in complete form.

I.	TO BE COMPLETED BY PARTICIPANT:

Date:

Broker Name:

DTC Participant Number:

Telephone Number:

Time:

Firm Name:

Fax Number:

(One Basket = 50,000 [FXS] Shares)

Number of Baskets Surrendered:

Order #

Number written out:

This Redemption Order is subject to the terms and conditions of the Depositary Trust Agreement of the CurrencyShares Swedish Krona Trust as currently in effect and the Participant Agreement between the Authorized Participant, the Trustee and the Sponsor named therein. All representations and warranties of the Authorized Participant set forth in such Depositary Trust Agreement and such Participant Agreement are incorporated herein by reference and are true and accurate as of the date hereof.

The undersigned does hereby certify as of the date set forth below that he/she is an Authorized Person under the Participant Agreement and that he/she is authorized to deliver this Redemption Order to the Trustee on behalf of the Authorized Participant. The Authorized Participant enters into this agreement based on an estimated Basket Swedish Krona Amount disseminated the previous business day and recognizes the final Basket Swedish Krona Amount represented will be decreased based on the Trust’s daily accrual. At the conclusion of the trading day a final NAV will be disseminated to all Authorized Participants, and the Basket Swedish Krona Amount required for the Redemption Order entered into on this day will be finalized and this Redemption Order will serve as a legally binding contract for settlement in 3 business days.

Date	Authorized Person’s Signature

II.	TO BE COMPLETED BY TRUSTEE:

This certifies that the above order has been:

                     Accepted by the Trustee

                     Declined-Reason:

Final # of Swedish Kronor	Final # of FXS Shares

Date	Time	Authorized Signature of Trustee

ATTACHMENT A

CREATION AND REDEMPTION OF SWEDISH KRONA SHARES AND

RELATED SWEDISH KRONOR TRANSACTIONS

Scope of Procedures and Overview

These procedures (the “Procedures”) describe the processes by which one or more Baskets of Swedish Krona Trust shares (the “Shares”) issuable by The Bank of New York, as trustee (the “Trustee”) of the CurrencyShares Swedish Krona Trust (the “Trust”), may be purchased or, once Shares have been issued, redeemed by an Authorized Participant. Shares may be created or redeemed only in blocks of 50,000 Shares (each such block, a “Basket”). Because the issuance and redemption of Baskets also involve the transfer of Swedish Kronor between the Authorized Participant and the Trust, certain processes relating to the underlying transfers of Swedish Kronor also are described.

Under these Procedures, Baskets may be issued only in consideration for Swedish Kronor transferred to and held in the Trust’s accounts maintained in London, England by London Branch of JPMorgan Chase Bank, N.A., as depository (the “Depository”). Capitalized terms used in these Procedures without further definition have the meanings assigned to them in the Depositary Trust Agreement, dated as of [            ], 2006, between Rydex Specialized Products LLC (the “Sponsor”), the Trustee, the registered owners and beneficial owners from time to time of Shares issued thereunder and all depositors (the “Trust Agreement”), or the Participant Agreement entered into by each Authorized Participant with the Sponsor and the Trustee.

For purposes of these Procedures, a “Business Day” is defined as any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange (the “NYSE”) is not open for regular trading at noon New York City time.

The Prospectus describes the creation and redemption process and the Trust; it will be delivered by the Sponsor to each Authorized Participant prior to its execution of the Participant Agreement. Baskets are issued and redeemed in accordance with the Trust Agreement and the Participant Agreement. Baskets may be issued and redeemed on any Business Day by the Trustee in exchange for Swedish Kronor, which the Trustee receives from Authorized Participants or transfers to Authorized Participants, in each case on behalf of the Trust. Authorized Participants will be required to pay a nonrefundable per order transaction fee of $500 to the Trustee (the “Transaction Fee”).

Authorized Participants and the Trust Transfer Swedish Kronor and Baskets of Shares

Upon acceptance of the Participant Agreement by the Sponsor and the Trustee, the Trustee will assign a personal identification number (a “PIN”) to each person authorized to act for the Authorized Participant (and “Authorized Person”). This will allow the Authorized Participant through its Authorized Person(s) to place Purchase Order(s) or Redemption Order(s) (together, “Orders”) for Baskets.

Important Notes:

•	Any Purchase Order is subject to rejection by the Trustee for the reasons set forth in the Trust Agreement.

•	All Orders are subject to the provisions of the Participant Agreement relating to unclear or ambiguous instructions.

CREATION PROCESS

OVERVIEW

The following describes the process by which Baskets are created. In summary, an order to purchase one or more Baskets of Shares is placed by an Authorized Participant with the Trustee by 4:00 p.m. New York City (“NYC”) time on the Business Day that is the Order Date under the Trust Agreement (“CREATION T”), and a Basket is created by 9:30 a.m. NYC time (usually 3:30 p.m. Central European Time (“CET”)) on the third Business Day following CREATION T (“CREATION T+3”). In order for the creation of a Basket to occur, the Authorized Participant must transfer to the Trust Swedish Kronor and the Trustee will transfer to the Authorized Participant’s account at The Depository Trust Company (“DTC”) Shares corresponding to the Swedish Kronor the Participant has transferred to the Trust.

C1	CREATION T (PURCHASE ORDER TRADE DATE)

C1.1 By the 4:00 p.m. NYC time (the “Order Cut-Off Time”) or by 12:00 p.m. NYC time on the monthly dividend declaration date (the “Early Order Cut-Off Time”), the Authorized Participant submits to the Trustee the Authorized Participant’s order to create one or more Baskets of Shares (a “Purchase Order”) in accordance with the following process.

C1.1.1 By the Order Cut-Off Time or the Early Order Cut-Off Time, as applicable, an Authorized Person of the Authorized Participant calls the Trustee at 718-315-4970 or 4967, notifying the Trustee that the Authorized Participant wishes to place a Purchase Order for the Trustee to create an identified number of Baskets of Shares and requesting that the Trustee provide an order number. The Authorized Person provides a PIN as identification to the Trustee.

C1.1.2 Incoming telephone calls are queued and will be handled in the sequence received. The Trustee will process Purchase Orders if the phone call initiated by the Authorized Person is placed before the Order Cut-Off Time or the Early Order Cut-Off Time, as applicable, even though the remainder of the order process is not completed until after the Order Cut-Off Time or the Early Order Cut-Off Time. Accordingly, do not hang up and redial.

C1.1.3 Purchase Orders initiated after the Order Cut-Off Time or the Early Order Cut-Off Time , as applicable will be rejected.

C1.1.4 During the phone call from the Authorized Person of the Authorized Participant to initiate a Purchase Order, the Trustee will give an order number for the Authorized Participant’s Purchase Order.

C1.1.5 Within 15 minutes after receiving the order number from the Trustee, the Authorized Participant will fax the Purchase Order to the Trustee using the Purchase Order Form included as part of the Participant Agreement.

C1.1.6 The Purchase Order Form provides, among other things, for the number of Baskets that the Authorized Participant is ordering and the condition that the Purchase Order is subject to the Trustee’s receipt of the Transaction Fee by (DTC SPO Charge) prior to delivery of the Baskets on CREATION T+3.

C1.1.7 If the Trustee has not received the Purchase Order Form from the Authorized Participant within 15 minutes after the Authorized Person placed the phone call to the Trustee, the Trustee places a phone call to the Authorized Participant to inquire about the status of the order. If the Authorized Participant does not fax the Purchase Order Form to the Trustee within 15 minutes after the Trustee’s phone call, the Authorized Participant’s order is cancelled, but the Authorized Participant will remain liable to the Trustee for the Transaction Fee.

C1.2 If the Trustee has received the Authorized Participant’s Purchase Order Form on time in accordance with the preceding timing rules, then by 5:00 p.m. NYC time on CREATION T, the Trustee will return to the Participant a copy of the Purchase Order Form submitted, marking it “Affirmed subject to receipt of the Transaction Fee prior to delivery of Baskets on CREATION T+3” and indicating, on a preliminary basis subject to confirmation, the number of Swedish Kronor the Participant must transfer in exchange for the Basket(s).

C1.3 The Participant ensures that by 3:30 p.m. CET (usually 9:30 a.m. NYC time) on CREATION T+3 that sufficient Swedish Kronor are wire transferred to the Depository.

C1.4 NOTES FOR AUTHORIZED PARTICIPANT (CREATION T)

C1.4.1 The Authorized Participant must be a participating member of DTC.

C1.4.2 The Authorized Participant must be able to transfer Swedish Kronor via (RTGSplus, EBA EURO1 or TARGET). SWIFT BIC – CHASGB2L.

C1.4.3 The Authorized Participant must have signed and delivered the Participant Agreement to the Trustee. The Trustee will accept an Authorized Participant based on the representations made by the Authorized Participant in the Participant Agreement. The Trustee will not perform other due diligence or investigation of Authorized Participants.

C1.4.4 The Authorized Participant must have in place, before a Purchase Order can be processed, account instructions for Swedish Kronor transfers with its sending financial institution.

C1.4.5 By 3:30 p.m. CET on CREATION T+3, Swedish Kronor in the amount needed to acquire the Shares must be standing to the credit of the Deposit Account in order for the Authorized Participant to receive Shares on CREATION T+3.

C1.4.6 An Authorized Participant may only deliver Swedish Kronor for credit to the Depository in the following ways (RTGSplus, EBA EURO1 or TARGET). SWIFT BIC – CHASGB2L.

C1.4.7 Prior to the delivery of the Baskets by the Trustee on CREATION T+3, the Authorized Participant must accept a DTC SPO Charge for the applicable Transaction Fee from the Trustee. Purchase Orders for which the Trustee has not received the Transaction Fee will be cancelled subject to handling pursuant to supplemental procedures to be issued, but in any event the Authorized Participant will remain obligated to the Trustee for the Transaction Fee.

C1.5 NOTES FOR TRUSTEE (CREATION T)

C1.5.1 Based on the Purchase Orders placed with it on CREATION T, the Trustee sends an authenticated electronic message (SWIFT MT210) to the Depository (by T+1) indicating the approximate total amount of Swedish Kronor that the Depository will receive from the Authorized Participant on CREATION T+3.

C2	CREATION T+1

C2.1 The Purchase Orders and instructions given on CREATION T are all pending with the Trustee.

C2.2 The Depository receives the Trustee’s message (SWIFT MT210) about the approximate total amount of Swedish Kronor the Authorized Participant is required to transfer not later than 3:30 p.m. CET on CREATION T+3.

C3	CREATION T+2

On CREATION T+2 the Trustee notifies the Authorized Participant of the final amount of Swedish Kronor that must be deposited in the Deposit Account (the “Basket Swedish Kronor Amount”) not later than 3:30 p.m. CET on CREATION T+3 for creation of the Baskets on that day.

C4	CREATION T+3

C4.1 By 3:30 p.m. CET (usually 9:30 a.m. NYC time), the Depository has received each Authorized Participant’s wire transfer of the Basket Swedish Kronor Amount in the Deposit Account.

C4.2 As of 3:30 p.m. CET time, the Depository notifies the Trustee that the Basket Swedish Kronor Amount has been transferred into the Deposit Account by an authenticated electronic message (SWIFT MT910).

C4.3 Prior to the delivery of the Baskets on CREATION T+3, the Trustee must have received the Transaction Fee from the Authorized Participant (SPO/DTC Charge).

C4.4 At 11:00 a.m. NYC time, following receipt of the notice from the Depository confirming the transfer of the Basket Swedish Kronor Amount to the Deposit Account, the Trustee authorizes the creation and issuance of the Baskets ordered by each Authorized Participant on CREATION T for which the Trustee has received confirmation from the Depository of receipt of the Basket Swedish Kronor Amount.

C4.5 By 11:00 a.m. NYC time, following receipt of the notice from the Depository confirming the transfer of the Basket Swedish Kronor Amount to the Deposit Account, the Trustee notifies its transfer agent service desk that it has authorized the creation and issuance of Baskets in the number specified, and to increase the number of Shares outstanding accordingly. By 11:00 a.m. NYC time, following receipt of the notice from the Trustee that it has authorized the creation and issuance of Shares in the number specified, the Trustee’s transfer agent service desk increases the number of Shares outstanding, and notifies the Trustee and the Trustee’s DTC operations desk that an increased number of Shares is now outstanding and available for release in accordance with the Trustee’s instructions.

C4.6 By 11:00 a.m. NYC time, following receipt of notice from the Trustee’s transfer agent service desk that the number of Shares now outstanding has been increased, the Trustee notifies its DTC operations desk to release the increased number of Shares through DTC to the DTC participant accounts of the Authorized Participants scheduled to receive Baskets on CREATION T+3 for whom the Trustee has received confirmation from the Depository that the Basket Swedish Kronor Amount has been received into the Deposit Account.

C4.7 Following the close of business (usually 3:30 p.m. CET time) on CREATION T+3, the Depository makes appropriate entries in its books and records to reflect the creation of Baskets.

C4.8 Following the close of business (usually 3:30 p.m. CET time) on CREATION T+3, the Depository Swedish Kronor system updates account records, recording the movements of Swedish Kronor in the Deposit Account and providing updated balances in the affected accounts as of the close of business (usually 3:30 p.m. CET time) on CREATION T+3.

C4.9 Following the close of business (usually 3:30 p.m. CET time) on CREATION T+3, the Depository Swedish Kronor system automatically generates authenticated electronic messages constituting a statement of the activity affecting the Deposit Account (SWIFT MT940 or SWIFT MT950), (received only by the Trustee).

C4.10 If the Authorized Participant fails to deliver Swedish Kronor by 3:30 p.m. CET on CREATION T+3, (a) the Trustee will apply a late fee equal to four (4) times the creation charge; and (b) the Depository may, in its reasonable discretion, apply a late fee calculated in accordance with standard industry practices pursuant to The European Interbank Compensation Guidelines, as follows:

(Principal Amount) x (            +25bps) x (# calendar days that the funds are late) divided by 360 x 100.

In the event any such late fees are assessed, the Trustee will coordinate with the Authorized Participant to arrange payment of such fees.

REDEMPTION PROCESS

OVERVIEW

The following describes the process by which Baskets are redeemed. In summary, an order to redeem one or more Baskets of Shares is placed by an Authorized Participant with the Trustee by 4:00 p.m. NYC time on the Business Day that is the Order Date under the Trust Agreement (“REDEMPTION T”), and a Basket is redeemed by 3:30 p.m. CET (usually 9:30 a.m. NYC time) on the third Business Day following REDEMPTION T (“REDEMPTION T+3”). In order for the redemption of a Basket to occur, the Authorized Participant must pay a transaction fee and the Trustee will instruct the Depository to transfer to the Authorized Participant Swedish Kronor corresponding to the Shares delivered for redemption.

R1	REDEMPTION T (REDEMPTION ORDER TRADE DATE)

R1.1 By the Order Cut-Off Time or the Early Order Cut-Off Time, as applicable, the Authorized Participant submits to the Trustee the Authorized Participant’s order to redeem one or more Baskets of Shares (a “Redemption Order”) in accordance with the following process.

R1.1.1 By the Order Cut-Off Time or the Early Order Cut-Off Time, as applicable, an Authorized Person of the Authorized Participant calls the Trustee at 718-315-4970 or 4967, notifying the Trustee that the Authorized Participant wishes to place a Redemption Order for the Trustee to redeem an identified number of Baskets of Shares and requesting that the Trustee provide an order number. The Authorized Person provides a PIN as identification to the Trustee.

R1.1.2 Incoming telephone calls are queued and will be handled in the sequence received. The Trustee will process the Redemption Order(s) if the phone call initiated by the Authorized Person is placed before the Order Cut-Off Time or the Early Order Cut-Off Time as applicable, even though the remainder of the order process is not completed until after the Order Cut-Off Time or the Early Order Cut-Off Time. Accordingly, do not hang up and redial.

R1.1.3 Redemption Orders initiated after the Order Cut-Off Time or the Early Order Cut-Off Time are rejected.

R1.1.4 During the phone call from the Authorized Person of the Authorized Participant to initiate a Redemption Order, the Trustee will give an order number for the Authorized Participant’s Redemption Order.

R1.1.5 Within 15 minutes after the phone call initiating the Redemption Order, the Authorized Participant will fax the Redemption Order to the Trustee using the Redemption Order Form included as part of the Participant Agreement.

R1.1.6 The Redemption Order Form provides, among other things, for the number of Baskets that the Authorized Participant is redeeming and the condition that the Redemption Order is subject to Trustee’s receipt of the Transaction Fee by SPO/DTC Charge prior to the delivery of the Swedish Kronor to the Authorized Participant on REDEMPTION T+3.

R1.1.7 If the Trustee has not received the Redemption Order Form from the Authorized Participant within 15 minutes after the Authorized Person placed the phone call to the Trustee, the Trustee places a phone call to the Authorized Participant to inquire about the status of the order. If the Authorized Participant does not fax the Redemption Order Form to the Trustee within 15 minutes after the Trustee’s phone call, the Authorized Participant’s order is cancelled, but the Authorized Participant will remain liable to the Trustee for the Transaction Fee.

R1.2 If the Trustee has received the Authorized Participant’s Redemption Order Form on time in accordance with the preceding timing rules, then by 5:00 p.m. NYC time on REDEMPTION T, the Trustee will return to the Authorized Participant a copy of the Redemption Order Form submitted, marking it “Affirmed subject to receipt of Transaction Fee prior to delivery of the Swedish Kronor on REDEMPTION T+3” and indicating, on a preliminary basis subject to confirmation, the number of Swedish Kronor the Participant will receive upon redemption of the indicated Basket(s) of Shares.

R1.3 For each Redemption Order, the Trustee sends an authenticated electronic message (SWIFT MT202 or MT103plus) to the Depository indicating the amount of Swedish Kronor to transfer from the Deposit Account by wire (RTGSplus, EBA EURO1 or TARGET) to the Authorized Participant’s designated account by 3:30 p.m. CET (usually 9:30 a.m. NYC time) on REDEMPTION T+3.

R1.4 NOTES FOR TRUSTEE AND DEPOSITORY (REDEMPTION T)

R1.4.1 The Trustee will prepare an authenticated electronic message (SWIFT MT202 or MT103plus) containing instructions on REDEMPTION T specifying REDEMPTION T+3 as the date on which the instructions will be executed.

R1.4.2 The Trustee will only deliver the authenticated electronic message (SWIFT MT202 or MT103plus) to the Depository on T+3 after confirming the Trustee’s receipt of Shares from the Authorized Participant through DTC.

R2	REDEMPTION T+1

R2.1 Redemption Orders and related instructions are in process.

R2.2 The Depository receives the authenticated electronic message (SWIFT) or e-mail from the Trustee notifying the Depository of the approximate amount of Swedish Kronor needed to be remitted to each Authorized Participant that has placed a Redemption Order on REDEMPTION T+3.

R3	REDEMPTION T+2

On REDEMPTION T+2 the Trustee notifies the Authorized Participant of the final amount of Swedish Kronor the Authorized Participant will receive upon redemption of the Basket(s) on Redemption T+3 (the “Basket Swedish Kronor Amount”).

R4	REDEMPTION T+3

R4.1 Prior to the delivery of the Basket Swedish Kronor Amount on REDEMPTION T+3, the Trustee must have received the Transaction Fee from the Authorized Participant (SPO/DTC) Charge.

R4.2 By 3:30 p.m. CET (usually 9:30 a.m. NYC time), the Authorized Participant delivers free to the Trustee’s participant account at DTC (#                    ) the Shares to be redeemed. The Authorized Participant telephones the Trustee’s DTC operations desk ((718) 315-4970 or 4967) to expect the Authorized Participant’s Shares through DTC.

R4.2.1 By 3:30 p.m. CET (usually 9:30 a.m. NYC time), the Trustee’s DTC operations desk notifies the Trustee whether the Shares being redeemed by the Authorized Participant have been received into the Trustee’s participant account at DTC.

R4.2.2 By 3:30 p.m. CET (usually 9:30 a.m. NYC time), if the Shares being redeemed by the Authorized Participant have been received into the Trustee’s participant account at DTC, the Trustee’s DTC operations desk accepts the Shares to be redeemed, notifies the Trustee that the Trustee has received the Authorized Participant’s Shares and identifies the Authorized Participant from whom the Shares have been received.

R4.2.3 By 3:30 p.m. CET (usually 9:30 a.m. NYC time), if the Shares of a redeeming Authorized Participant have not been received into the Trustee’s participant account at DTC, the Trustee’s operations desk notifies the Trustee that the Trustee has not received the Shares from the Authorized Participant, and identifies the Authorized Participant from whom Shares have not been received.

R4.3 By 3:30 p.m. CET (usually 9:30 a.m. NYC time), the Trustee sends an authenticated electronic message (SWIFT MT202 or MT103plus) to the Depository directing the Depository to transfer the Basket Swedish Kronor Amount to the accounts of those Authorized Participants from whom the Trustee has received Shares. The Swedish Kronor will be sent to the designated accounts by wire (RTGSplus, EBA EURO1 or TARGET).

R4.4 As of 3:30 p.m. CET time(usually 9:30 a.m. NYC time), following the receipt of the authenticated confirmatory electronic message from the Trustee, the Depository executes the instructions from the Trustee to wire the Basket Swedish Kronor Amount from the Trust Account and to transfer the Basket Swedish Kronor Amount to the Authorized Participant’s designated account.

R4.4.1 By DTC free delivery cut-off time (usually 2:00 p.m. NYC time), the Trustee’s DTC operations desk instructs the Trustee’s transfer agent services desk to cancel Shares received for redemption.

R4.4.2 By DTC free delivery cut-off time (usually 2:00 p.m. NYC time), the Trustee’s transfer agent services desk cancels the Authorized Participant’s Shares received for redemption and reduces the number of Trust Shares outstanding.

R4.5 Following the close of business (usually 3:30 p.m. CET) on REDEMPTION T+3, the Depository makes the appropriate entries in its books and records to reflect the redemptions.

R4.6 Following the close of business (usually 3:30 p.m. CET) on REDEMPTION T+3, the Depository Swedish Kronor system updates its account records, recording the movements of Swedish Kronor in the Deposit Account and providing updated balances in the affected accounts as of the close of business (usually 3:30 p.m. CET) on REDEMPTION T+3.

R4.7 Following the close of business (usually 3:30 p.m. CET) on REDEMPTION T+3, the Depository Swedish Kronor system automatically generates an authenticated electronic message (SWIFT MT140 or Swift MT950) constituting a statement of the activity affecting the Deposit Account (received only by the Trustee).

Schedule to Exhibit 4.1

The following parties have each executed a separate Participation Agreement with The Bank of New York, as trustee, and Rydex Specialized Products LLC, as sponsor, which is substantially identical in all material respects to the Participation Agreement filed herewith as Exhibit 4.1 and is dated as of the date listed opposite its name below.

Name of Party	Date of Agreement

Goldman Sachs & Co.	June 22, 2006

Merrill Lynch Professional Clearing Corp.	June 26, 2006

Timber Hill LLC	May 21, 2007

JPMorgan Securities, Inc. (as assigned by Bear, Stearns & Co. Inc.)	November 7, 2007

Goldman Sachs Execution & Clearing LP	January 29, 2008

EWT, LLC	July 14, 2008

Newedge USA, LLC	August 26, 2008

Citadel Securities LLC (f/k/a Citadel Derivatives Group, LLC and Citadel Trading Group, LLC)	November 13, 2008

Knight Clearing Services, LLC	March 25, 2010

Nomura Securities International Inc.	June 14, 2010

Morgan Stanley & Co. Inc.	August 26, 2010

Virtu Financial BD LLC	December 3, 2010

RBC Capital Markets, LLC	April 15, 2011

CitiGroup Global Markets, Inc.	August 26, 2011

Deutsche Bank Securities Inc.	March 9, 2012

Except as noted above, there are no material details in which the above Participation Agreements differ from the Participation Agreement filed herewith as Exhibit 4.1.

EXHIBIT 31.1

CERTIFICATION PURSUANT TO SECTION 302(A)

OF THE SARBANES-OXLEY ACT OF 2002

I, Nikolaos Bonos, certify that:

1. I have reviewed the Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2012 of CurrencyShares® Swedish Krona Trust;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves persons who have a significant role in the registrant’s internal control over financial reporting.

Date: June 11, 2012

/s/ NIKOLAOS BONOS
Nikolaos Bonos
Chief Executive Officer
(principal executive officer)

EXHIBIT 31.2

CERTIFICATION PURSUANT TO SECTION 302(A)

OF THE SARBANES-OXLEY ACT OF 2002

I, Joseph Arruda, certify that:

1. I have reviewed the Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2012 of CurrencyShares® Swedish Krona Trust;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves persons who have a significant role in the registrant’s internal control over financial reporting.

Date: June 11, 2012

/s/ JOSEPH ARRUDA
Joseph Arruda
Chief Financial Officer
(principal financial officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of CurrencyShares® Swedish Krona Trust (the “Trust”) on Form 10-Q for the period ended April 30, 2012 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Nikolaos Bonos, Chief Executive Officer of Guggenheim Specialized Products, LLC, the Sponsor of the Trust, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Trust.

Date: June 11, 2012

/s/ NIKOLAOS BONOS
Nikolaos Bonos*
Chief Executive Officer
(principal executive officer)

*	The Registrant is a trust and Nikolaos Bonos is signing in his capacity as the principal executive officer of Guggenheim Specialized Products, LLC, the Sponsor of the Registrant.

EXHIBIT 32.2

CERTIFICATION PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of CurrencyShares® Swedish Krona Trust (the “Trust”) on Form 10-Q for the period ended April 30, 2012 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Joseph Arruda, Chief Financial Officer of Guggenheim Specialized Products, LLC, the Sponsor of the Trust, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Trust.

Date: June 11, 2012

/s/ JOSEPH ARRUDA
Joseph Arruda*
Chief Financial Officer
(principal financial officer)

*	The Registrant is a trust and Joseph Arruda is signing in his capacity as the principal financial officer of Guggenheim Specialized Products, LLC, the Sponsor of the Registrant.